Exhibit 3.1
CERTIFICATE OF INCORPORATION
OF
TTM TECHNOLOGIES, INC.
As amended June 3, 2011
Article I
Name
The name of the Corporation is TTM Technologies, Inc. (the “Corporation”).
Article II
Registered Office
The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.
Article III
Purposes
The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.
Article IV
Capital Stock
1. Authorized Stock. The Corporation shall have authority to issue a total of two hundred fifteen million (215,000,000) shares, consisting of (i) two hundred million (200,000,000) shares of common stock, $0.001 par value per share (the “Common Stock”), and (ii) fifteen million (15,000,000) shares of preferred stock, $0.001 par value per share (the “Preferred Stock”).
2. Common Stock.
A. General. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights of the holders of the Preferred Stock.
B. Voting Rights. Each holder of record of Common Stock shall be entitled to one vote for each share of Common Stock standing in such holder’s name on the books of the Corporation. Except as otherwise required by law or this Article IV, the holders of Common Stock and the holders of Preferred Stock shall vote together as a single class on all matters submitted to stockholders for a vote (including any action by written consent).
C. Dividends. Subject to provisions of law and this Article IV, the holders of Common Stock shall be entitled to receive dividends out of funds legally available therefor at such times and in such amounts as the Board of Directors may determine in its sole discretion.
D. Liquidation. Subject to provisions of law and this Article IV, upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after the payment or provisions for payment of all debts and liabilities of the Corporation and all preferential amounts to which the holders of the Preferred Stock are entitled with respect to the distribution of assets in liquidation, the holders of Common Stock shall be entitled to share ratably the remaining assets of the Corporation available for distribution.

3. Preferred Stock.
A. General.
1. Issuance of Preferred Stock in Classes or Series. The Preferred Stock of the Corporation may be issued in one or more classes or series at such time or times and for such consideration as the Board of Directors of the Corporation may determine. Each class or series shall be so designated as to distinguish the shares thereof from the shares of all other classes and series. Except as to the relative designations, preferences, powers, qualifications, rights and privileges referred to in this Article IV, in respect of any or all of which there may be variations between different classes or series of Preferred Stock, all shares of Preferred Stock shall be identical. Different series of Preferred Stock shall not be construed to constitute different classes of shares for the purpose of voting by classes unless otherwise specifically set forth herein.
2. Authority to Establish Variations Between Classes or Series of Preferred Stock. The Board of Directors of the Corporation is expressly authorized, subject to the limitations prescribed by law and the provisions of this Certificate of Incorporation, to provide, by adopting a resolution or resolutions, for the issuance of the undesignated Preferred Stock in one or more classes or series, each with such designations, preferences, voting powers, qualifications, special or relative rights and privileges as shall be stated in this Certificate of Incorporation or Certificate of Amendment to the Certificate of Incorporation, which shall be filed in accordance with the Delaware General Corporation Law, and the resolutions of the Board of Directors creating such class or series. The authority of the Board of Directors with respect to each such class or series shall include, without limitation of the foregoing, the right to determine and fix:
(a) the distinctive designation of such class or series and the number of shares to constitute such class or series;
(b) the rate at which dividends on the shares of such class or series shall be declared and paid, or set aside for payment, whether dividends at the rate so determined shall be cumulative or accruing, and whether the shares of such class or series shall be entitled to any participating or other dividends in addition to dividends at the rate so determined, and if so, on what terms;
(c) the right or obligation, if any, of the Corporation to redeem shares of the particular class or series of Preferred Stock and, if redeemable, the price, terms and manner of such redemption;
(d) the special and relative rights and preferences, if any, and the amount or amounts per share, which the shares of such class or series of Preferred Stock shall be entitled to receive upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation;
(e) the terms and conditions, if any, upon which shares of such class or series shall be convertible into, or exchangeable for, shares of capital stock of any other class or series, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any;
(f) the obligation, if any, of the Corporation to retire, redeem or purchase shares of such class or series pursuant to a sinking fund or fund of a similar nature or otherwise, and the terms and conditions of such obligation;

(g) voting rights, if any, including special voting rights with respect to the election of directors and matters adversely affecting any class or series of Preferred Stock;
(h) limitations, if any, on the issuance of additional shares of such class or series or any shares of any other class or series of Preferred Stock; and
(i) such other preferences, powers, qualifications, special or relative rights and privileges thereof as the Board of Directors of the Corporation, acting in accordance with this Certificate of Incorporation, may deem advisable and are not inconsistent with law and the provisions of this Certificate of Incorporation.
Article V
Bylaws
In furtherance and not in limitation of the powers conferred by statute and except as provided herein, the Board of Directors shall have the power to adopt, amend, repeal or otherwise alter the bylaws without any action on the part of the stockholders; provided, however, that any bylaws made by the Board of Directors and any and all powers conferred by any of said bylaws may be amended, altered or repealed by the stockholders.
Article VI
Indemnification of Directors
1. Limitation of Liability. A director of the Corporation shall, to the fullest extent permitted by the Delaware General Corporation Law as it now exists or as it may hereafter be amended, not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Neither any amendment nor repeal of this Article VI, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article VI, shall eliminate or reduce the effect of this Article VI in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article VI, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.
2. Indemnification. The Corporation shall indemnify and may advance expenses to its officers and directors to the fullest extent permitted by the Delaware General Corporation Law as it now exists or as it may hereafter be amended.
Article VII
Meetings and Keeping of Books
Meetings of stockholders may be held within or without the State of Delaware as the Corporation’s bylaws may provide. The books of the Corporation may be kept at such place within or without the State of Delaware as the Bylaws of the Corporation may provide or as may be designated from time to time by the Board of Directors of the Corporation.
Article VIII
Incorporator
The name and mailing address of the incorporator are Michael L. Kaplan, Esq., c/o Greenberg Traurig, LLP, 2375 E. Camelback Road, Suite 700, Phoenix, Arizona 85016.

Article IX
Directors
1. Number and Term of Directors. The current Board of Directors of the Corporation consists of six members. The Corporation’s Board of Directors shall consist of not less than three nor more than twelve members, with the exact number to be fixed from time to time by resolution of the Board of Directors. The Board of Directors shall be divided into three classes designated Class I, Class II and Class III. The number of directors elected to each class shall be as nearly equal in number as possible. Each Class I director shall be elected to an initial term to expire at the 2005 annual meeting of stockholders, each Class II director shall be elected to an initial term to expire at the 2006 annual meeting of stockholders; and each Class III director shall be elected to an initial term to expire at the 2007 annual meeting of stockholders. Upon the expiration of the initial terms of office for each class of directors, the directors of each class shall be elected for a term of three years to serve until their successors are duly elected and qualified or until their earlier resignation, death or removal from office. Unless and except to the extent that the Bylaws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.
2. Director Vacancies. Whenever any vacancy on the Board of Directors shall occur due to death, resignation, retirement, disqualification, removal, increase in the number of directors, or otherwise, a majority of the directors in office, although less than a majority of the entire Board of Directors, may fill the vacancy or vacancies for the balance of the unexpired term, at which time a successor or successors shall be duly elected by the stockholders and qualified. In case of any increase or decrease, from time to time, in the number of directors, the number of directors in each class shall be apportioned as nearly equal in number as possible. Notwithstanding the provisions of any other Article in this Certificate of Incorporation, only the remaining directors of the Corporation shall have the authority, in accordance with the procedure stated above, to fill any vacancy that exists on the Board of Directors.
Article X
Special Meetings of Stockholders
A special meeting of the stockholders of the Corporation (a “Special Meeting”) may be called at any time, for any purpose or purposes for which such a meeting may lawfully be called, by (1) the Chairman of the Board, (2) a majority of the Board, (3) the Chief Executive Officer of the Corporation, or (4) the Secretary of the Corporation. A Special Meeting for any purpose or purposes for which such a meeting may lawfully be called by the stockholders of the Corporation may be demanded by the stockholders holding at least a majority of all the shares entitled to vote on the issue or issues proposed to be considered at the Special Meeting by delivering a written demand for such Special Meeting to the Secretary of the Corporation which contains the information with regard to the issues or issues proposed as is required by the Bylaws.
Article XI
Special Stockholder Notice Provisions
1. Nominations for Directorship Positions. Any stockholder or stockholders of the Corporation who wish to nominate a person or persons for election to the Board must deliver written notice to the secretary of the Corporation which contains the information as is required by the Bylaws with regard to such notice and nomination no fewer than 120 days nor more than 150 days prior to the anniversary date of the prior year’s annual stockholder’s meeting.
2. Business at Stockholders’ Meetings. Any stockholder or stockholders of the Corporation who wish to place business before a meeting of the stockholders must deliver written notice to the secretary of the Corporation which contains the formation as is required by the Bylaws with regard to such notice and business no fewer than 120 days nor more than 150 days prior to the anniversary date of the prior years annual stockholders’ meeting.

Article XII
Special Stockholder Voting Requirements
Articles IX, X, XI and XII of this Certificate of Incorporation may only be amended or repealed by an affirmative vote of at least 80% of the outstanding shares of all capital stock entitled to vote upon such amendment or repeal, voting as a single voting group.
Article XIII
Amendment
Except as expressly provided herein, the Corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation, or any amendment thereto, in the manner now or hereafter provided by statute, and any and all rights conferred upon the stockholders herein is subject to this reservation.

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